KPMG, LLP
                        111 N. Orange Avenue, Suite 1600
                                  P.O. Box 3031
                                Orlando, FL 32802
                            Telephone: (407) 423-3426
                               Fax: (407) 648-8557

June 5, 2001


Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for AuctionAnything.com, Inc. and, under the date of May 11, 2001, we reported on the consolidated financial statements of AuctionAnything.com, Inc. and subsidiary as of and for the years ended January 31, 2001 and 2000. On June 5, 2001, our appointment as principal accountants was terminated. We have read AuctionAnything.com, Inc.'s statements included under Item 4 of its Form 8-K dated June 4, 2001, and we agree with such statements.

Very truly yours,


/s/ KPMG LLP
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